Exhibit 5.1

Captivision Inc. c/o Conyers Trust Company (Cayman) Limited, Cricket Square, Hutchins Drive P.O. Box 2681 Grand Cayman KY1-1111 Cayman Islands	D +1 345 815 1877 E Bradley.Kruger@ogier.com Reference: 507679.00001 18 June 2024

Captivision Inc. (the Company)

We have acted as Cayman Islands legal advisers to the Company in connection with the Company’s registration statement on Form F-1, including all amendments or supplements thereto (the Registration Statement), filed with the Securities and Exchange Commission (the Commission) under the U.S. Securities Act of 1933, as amended (the Act) to date relating to the resale from time to time by the Selling Holders (as defined in the Registration Statement) of up to 30,301,058 ordinary shares, par value $0.0001 per share (the Shares).

Unless a contrary intention appears, all capitalised terms used in this opinion have the respective meanings set forth in Schedule 1 or the Registration Statement, as applicable. A reference to a Schedule is a reference to a schedule to this opinion and the headings herein are for convenience only and do not affect the construction of this opinion.

1	Documents examined

For the purposes of giving this opinion, we have examined a copy of the Registration Statement. In addition, we have examined the corporate and other documents and conducted the searches listed in Schedule 1. We have not made any searches or enquiries concerning, and have not examined any documents entered into by or affecting, the Company or any other person, save for the searches, enquiries and examinations expressly referred to in Schedule 1.

2	Assumptions

In giving this opinion we have relied upon the assumptions set forth in Schedule 2 without having carried out any independent investigation or verification in respect of those assumptions.

Ogier (Cayman) LLP 89 Nexus Way Camana Bay Grand Cayman, KY1-9009 Cayman Islands T +1 345 949 9876 F +1 345 949 9877 ogier.com	A list of Partners may be inspected on our website

Captivision Inc.

18 June 2024

3	Opinions

On the basis of the examinations and assumptions referred to above and subject to the qualifications set forth in Schedule 3 and the limitations set forth below, we are of the opinion that:

Corporate status

(a)

The Company has been duly incorporated as a Cayman Islands exempted company limited by shares and is validly existing and in good standing with the Registrar of Companies of the Cayman Islands (the Registrar).

Issue of Shares

(b)

When allotted, issued and paid for as contemplated in the Registration Statement and the Purchase Agreement and duly entered as fully paid into the Company’s register of members, the issue and allotment of the Shares in accordance with the terms of the Purchase Agreement, will be authorised by all requisite corporate action of the Company and the Shares will be validly issued and allotted and (assuming that all of the required consideration is received by the Company pursuant to the Purchase Agreement) fully paid and non-assessable. As a matter of Cayman Islands law, the Shares are only issued when they have been entered into the register of members of the Company.

4	Matters not covered

We offer no opinion:

(a)

as to any laws other than the laws of the Cayman Islands, and we have not, for the purposes of this opinion, made any investigation of the laws of any other jurisdiction, and we express no opinion as to the meaning, validity, or effect of references in the Registration Statement or the M&A to statutes, rules, regulations, codes or judicial authority of any jurisdiction other than the Cayman Islands;

(b)

except to the extent that this opinion expressly provides otherwise, as to the commercial terms of, or the validity, enforceability or effect of the documents reviewed (or as to how the commercial terms of such documents reflect the intentions of the parties), the accuracy of representations, the fulfilment of warranties or conditions, the occurrence of events of default or terminating events or the existence of any conflicts or inconsistencies among the documents and any other agreements into which the Company may have entered or any other documents; or

(c)

as to whether the acceptance, execution or performance of the Company’s obligations under the documents reviewed by us will result in the breach of or infringe any agreement, deed or document entered into by or binding on the Company.

Captivision Inc.

18 June 2024

5	Governing law of this opinion

5.1	This opinion is:

(a)	governed by, and shall be construed in accordance with, the laws of the Cayman Islands;

(b)	limited to the matters expressly stated in it; and

(c)	confined to, and given on the basis of, the laws and practice in the Cayman Islands at the date of this opinion.

5.2	Unless otherwise indicated, a reference to any specific Cayman Islands legislation is a reference to that legislation as amended to, and as in force at, the date of this opinion.

6	Consent

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the references to our firm in the Registration Statement. In the giving of our consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Act or the Rules and Regulations of the Commission thereunder.

Yours faithfully

/s/ Ogier (Cayman) LLP

Ogier (Cayman) LLP

Captivision Inc.

18 June 2024

SCHEDULE 1

Documents examined

1

The Certificate of Incorporation of the Company dated 24 February 2023 and the Certificate of Incorporation on Change of Name dated 29 June 2023 issued by the Registrar (together, the Certificate of Incorporation).

2	The amended and restated memorandum and articles of association of the Company, as adopted by special resolution passed on 15 November 2023 (together, the M&A).

3	A Certificate of Good Standing dated 14 June 2024 (the Good Standing Certificate) issued by the Registrar in respect of the Company.

4

A certificate as to certain matters of fact signed by a director of the Company in the form annexed hereto (the Director’s Certificate), having attached to it copies of resolutions of the board of directors of the Company dated 24 February 2023, 2 March 2023, 5 April 2023,15 November 2023, 21 December 2023, 27 December 2023, 16 February 2024, 11 April 2024 and 11 June 2024 (the Board Resolutions).

5	The Registration Statement.

6	The Share Purchase Agreement entered into on 12 June 2024 (the Purchase Agreement) by and among the Company and New Circle Principal Investments LLC.

7	The Registration Rights Agreement entered into on 12 June 2024 (the Registration Rights Agreement) by and among the Company and New Circle Principal Investments LLC.

8	The Register of Writs and Other Originating Process maintained by the office of the Clerk of Courts in the Cayman Islands as inspected by us on 18 June 2024 (the Register of Writs).

Captivision Inc.

18 June 2024

SCHEDULE 2

Assumptions

Assumptions of general application

1.	All original documents examined by us are authentic and complete.

2.	All copy documents examined by us (whether in facsimile, electronic or other form) conform to the originals and those originals are authentic and complete.

3.	All signatures, seals, dates, stamps and markings (whether on original or copy documents) are genuine.

4.	The M&A are in full force and effect and have not been amended, varied, supplemented or revoked in any respect.

5.

Each of the Certificate of Incorporation, the M&A, the Good Standing Certificate, the Director’s Certificate, and the Board Resolutions is accurate and complete as at the date of this opinion and will remain accurate and complete as at the date of the issuance of Shares. Without limiting the foregoing, all corporate authorisations in force on the date hereof in respect of the Company will remain in full force and effect on the date of the issuance of Shares.

6.

Where a document has been provided to us in draft or undated form, such document has been executed by all parties in materially the form provided to us and, where we have been provided with successive drafts of a document marked to show changes from a previous draft, all such changes have been accurately marked.

7.	There will be no intervening circumstance relevant to this opinion between the date hereof and the date upon which the Shares are issued.

Status and Authorisation

8.

In authorising the issue and allotment of Shares, each of the directors of the Company has acted in good faith with a view to the best interests of the Company and has exercised the standard of care, diligence and skill that is required of him or her.

9.

Any individuals who sign or have signed documents or give information on which we rely, have the legal capacity under all relevant laws (including the laws of the Cayman Islands) to sign such documents and give such information.

10.

None of the opinions expressed herein will be adversely affected by the laws or public policies of any jurisdiction other than the Cayman Islands. In particular, but without limitation to the previous sentence, the laws or public policies of any jurisdiction other than the Cayman Islands will not adversely affect the capacity or authority of the Company.

Captivision Inc.

18 June 2024

11.

There are no agreements, documents or arrangements (other than the documents expressly referred to in this opinion as having been examined by us) that materially affect or modify the Registration Statement or the Purchase Agreement or the transactions contemplated by any such document or restrict the powers and authority of the Company in any way.

12.

None of the transactions contemplated by the Registration Statement or the Purchase Agreement relate to any shares, voting rights or other rights that are subject to a restrictions notice issued pursuant to the Companies Act (Revised) (the Companies Act) of the Cayman Islands.

Shares

13.

The issued shares of the Company have been issued at an issue price in excess of the par value thereof and have been entered on the register of members of the Company as fully paid, and the Shares shall be issued at an issue price in excess of the par value thereof.

Authorisations

14.

No Shares will be issued unless and until all required approvals (including shareholder approvals) required by the rules and regulations of the Nasdaq Stock Market LLC have been obtained. Any conditions to which such approvals are subject have been, and will continue to be, satisfied or waived by the parties entitled to the benefit of them.

15.

The Purchase Agreement and the Registration Rights Agreement have been duly approved and unconditionally delivered (to the extent applicable) by or on behalf of all relevant parties in accordance with all relevant laws (other than, with respect to the Company, the laws of the Cayman Islands).

16.	Each Document is legal, valid, binding and enforceable against all relevant parties in accordance with its terms under all relevant laws.

17.

If an obligation is to be performed in a jurisdiction outside the Cayman Islands, its performance will not be contrary to an official directive, impossible or illegal under the laws of that jurisdiction.

Sovereign immunity

18.

The Company is not a sovereign entity of any state and does not have sovereign immunity for the purposes of the UK State Immunity Act 1978 (which has been extended by statutory instrument to the Cayman Islands).

Captivision Inc.

18 June 2024

SCHEDULE 3

Qualifications

Good Standing

1.

Under the Companies Act annual returns in respect of the Company must be filed with the Registrar, together with payment of annual filing fees. A failure to file annual returns and pay annual filing fees may result in the Company being struck off the Register of Companies, following which its assets will vest in the Financial Secretary of the Cayman Islands and will be subject to disposition or retention for the benefit of the public of the Cayman Islands.

2.

In good standing means only that as of the date of the Good Standing Certificate the Company is up-to-date with the filing of its annual returns and payment of annual fees with the Registrar. We have made no enquiries into the Company’s good standing with respect to any filings or payment of fees, or both, that it may be required to make under the laws of the Cayman Islands other than the Companies Act.

Register of Writs

3.	Our examination of the Register of Writs cannot conclusively reveal whether or not there is:

(a)	any current or pending litigation in the Cayman Islands against the Company; or

(b)	any application for the winding up or dissolution of the Company or the appointment of any liquidator or trustee in bankruptcy in respect of the Company or any of its assets,

as notice of these matters might not be entered on the Register of Writs immediately or updated expeditiously or the court file associated with the matter or the matter itself may not be publicly available (for example, due to sealing orders having been made). Furthermore, we have not conducted a search of the summary court. Claims in the summary court are limited to a maximum of CI $20,000.

Limited liability

4.

We are not aware of any Cayman Islands authority as to when the courts would set aside the limited liability of a shareholder in a Cayman Islands company. Our opinion on the subject is based on the Companies Act and English common law authorities, the latter of which are persuasive but not binding in the courts of the Cayman Islands. Under English authorities, circumstances in which a court would attribute personal liability to a shareholder are very limited, and include: (a) such shareholder expressly assuming direct liability (such as a guarantee); (b) the company acting as the agent of such shareholder; (c) the company being incorporated by or at the behest of such shareholder for the purpose of committing or furthering such shareholder’s fraud, or for a sham transaction otherwise carried out by such shareholder. In the absence of these circumstances, we are of the opinion that a Cayman Islands’ court would have no grounds to set aside the limited liability of a shareholder.

Captivision Inc.

18 June 2024

Non-assessable

5.

In this opinion the phrase “non-assessable” means, with respect to Shares, that a member of the Company shall not, solely by virtue of its status as a member of the Company, be liable for additional assessments or calls on the Shares by the Company or its creditors (except in exceptional circumstances, such as involving fraud, the establishment of an agency relationship or an illegal or improper purpose or other circumstance in which a court may be prepared to pierce or lift the corporate veil).

Private Funds

6.

A company, unit trust or exempted limited partnership that is a “private fund”, as such term is defined in the Private Funds Act (Revised), is prohibited from accepting capital contributions from investors in respect of investments until it is registered with the Cayman Islands Monetary Authority.